Exhibit 9.1

January 23, 2023

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: RAD Diversified REIT, Inc.

To Whom It May Concern:

We have been furnished with a copy of the response to Item 4 of Form 1-U for the Change in Certifying Accountant that occurred on January 23, 2023, to be filed by our former client RAD Diversified REIT, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

Kho & Patel, CPAs

A Professional Corporation

/s/ Douglas E Faulkner, Jr, CPA

Douglas E Faulkner, Jr, CPA